                                                                   EXHIBIT 10.7

                                [SRS LETTERHEAD]

September 6, 1996



Mr. Robert A. Veri
37 Toulon
Laguna Niguel, CA 92677

Dear Bob:

Congratulations. It is with great pleasure that I invite you to join SRS Labs, Inc. as General Manager. As we have discussed, this is an extremely important position as you will be responsible for sales, marketing and engineering on a day-to-day basis.

Your position as General manager will have a monthly salary of $10,833.00. Additionally, you will receive a monthly non-recoverable draw-against-bonus in the amount of $2,167.00 for the first 12 months of your employment. This monthly draw is against the company bonus program which is equal to 20% of your base salary when performance meets plan. A copy of the bonus program will be provided to you during your first week of employment.

As General Manager, you will receive a grant of 50,000 stock options for SRS Labs. The grant date will be set by the Compensation Committee of the Board of Directors. These stock options will be governed by the company stock option program. A copy of the company stock option plan will be provided to you during your first week of employment.

You will be eligible on your first day to enroll in our benefits plan, which includes medical, dental and vision insurance, as well as life insurance in the amount of $50,000. Coverage will begin on the first day of the month following your employment. A copy of the plan will be provided to you during your first week of employment. You will also earn vacation at the rate of three weeks for each year of employment.


SRS Labs also offers employees the option to participate in an Employee-only contributory 401(k) plan. You are eligible to participate in this Plan according to the standard terms of enrollment. The entry dates of the plan fall on the first day of the first month of every calendar quarter. A copy of the plan will be provided to you during your first week of employment.

Mr. Robert A. Veri                                                       Page 2
September 6, 1996



Your official starting date will be September 9, 1996. You will be reporting directly to me.

As General Manager, your compensation package must be approved by the Compensation Committee of the Board of Directors. Additionally, this offer of employment will be contingent on the submission of proof of your eligibility to work in the United States and the signing of the SRS Labs, Inc. At-Will Employment Agreement and the Confidentiality, Non-Competition, and Compliance Agreement, copies of which are attached for your reference.

As per our discussions, we also agree that should you be terminated for any reason other than cause, SRS Labs will continue to pay your salary for 12 months following said termination.

Bob, if this offer meets with your approval, please indicate your acceptance in the space provided below. We look forward to having you as part of our team as we establish SRS(--) as the industry standard in 3D sound.

Sincerely,
SRS Labs, Inc.




/s/ STEPHEN V. SEDMAK
-----------------------------
    Stephen V. Sedmak
    President

enc.

I Accept  /s/ ROBERT A. VERI               9/11/96
         --------------------------      ------------------
              Robert A. Veri               Date